EXHIBIT 23

                          INDEPENDENT AUDITOR'S CONSENT


         We have issued our report dated January 24, 2002, accompanying the consolidated financial statements of Oak Hill Financial, Inc., which are incorporated within the Annual Report on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in Oak Hill Financial, Inc.'s Form S-8.




/s/Grant Thornton LLP


Cincinnati, Ohio
February 21, 2002